UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940.


1. Name and Address of Reporting Person

ALLISON,          JACK             G.
--------------------------------------------
(last)          (First)         (Middle)


5947 JEANINE DR.
--------------------------------------------
                (Street)


SACRAMENTO     CALIFORNIA       95842
--------------------------------------------
(city)          (State)         (Zip)


2. Date of Event Requiring Statement
   (month/Day/Year)

   11/20/2001
-------------------------------------------


3. I.R.S. Identification Number of Reporting Person if entity (voluntary)

   N/A
--------------------------------------------


4. Issuer Name And Ticker/Symbol

   MOLLER INTERNATIONAL, INC.
------------------------------------------------


5. Relationship of Reporting Person(s) to Issuer
   (check all applicable)

                                     X
   -----Director   -----10% Owner  -----Officer  -----Other(specify)
                                 (give title below)

                               Vice President of Administration
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6. If Amendment, Date of Original (Month/Day/Year)

   N/A
--------------------------------------------------

7. Individual or Joint/Group Filing (check Applicable Line)


  X    Form filed by one Reporting Person
-----

       Form filed by More than One Reporting Person
-----

TABLE I - Non-Derivative Securities Beneficially Owned


--------------------------------------------------------------------------------------------------
1. Title of Security    2. Amount of Securities       3. Ownership         4.  Nature of Indirect
   (Instr. 4)              Beneficially Owned          Form: Direct         Beneficial Ownership
                           (Instr. 4)                 (D) or Indirect (I)        (Instr. 5)
-------------------------------------------------------------------------------------------------

Common Stock                     395,549                     D

--------------------------------------------------------------------------------------------------


TABLE II - Derivative Securities Beneficially Owned (e,g, puts, calls, warrants, options, convertible securities)


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      5. Owner
                                                                                                         ship
                          2. Date Exercisable       3. Title and Amount of Securities                    Form of
                             and Expiration Date       Underlying Derivative Security   4. Conver-       Derivative
                             (Month/Day/Year)          (Instr. 4)                          sion or       Security:     6. Nature of
                          ----------------------    ---------------------------------      Exercise      Direct           Indirect
                          Date         Expira-                           Amount or         Price of      (D) or           Beneficial
1. Title of Derivative    Exer-        tion                              Number of         Derivative    Indirect (I)     Ownership
   Security (Instr. 4)    cisable      Date         Title                Shares            Security      (Instr. 5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   n/a

------------------------------------------------------------------------------------------------------------------------------------




/s/ Jack G. Allison                      12/04/2001
-------------------------------          ----------
**Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).